Exhibit 99.1

SAFEGUARD SCIENTIFICS ANNOUCES APPOINTMENT OF ERIC C. SALZMAN AS CEO

Radnor, PA, December 21, 2020 — Safeguard Scientifics, Inc. (NYSE:SFE) announced today that Eric C. Salzman has been appointed Chief Executive Officer, effective December 21, 2020. Since April 1, 2020, Mr. Salzman has served as the Company’s Chief Restructuring Officer. As CEO, Mr. Salzman will continue to focus on the value maximization and monetization of Safeguard’s interests in its portfolio companies as well as the management of Safeguard’s operations.

“Since joining Safeguard earlier this year, we have been impressed with Eric’s progress towards executing on Safeguard’s strategy to drive value creation from the portfolio and return capital to our shareholders,” said Robert J. Rosenthal, Chairman of the Board of Directors of Safeguard.

“I am excited to build on the work that the team and I have accomplished over the past several months, and to continue to closely partner with our portfolio of companies,” said Eric C. Salzman. “Safeguard owns a portfolio of late stage interests in valuable and high growth companies and I am optimistic of our ability to generate substantial value for shareholders through our efforts.”

Dr. Rosenthal, currently Executive Chairman, will resume his position as Chairman of the Board of Directors of Safeguard.

Mr. Salzman has a 25-year track record partnering with growth companies as an investor, board member and strategic advisor. He has worked in M&A, restructuring, growth and special situations investing at a number of investment banks and private equity funds, including Credit Suisse and Lehman Brothers. Mr. Salzman helped oversee the monetization of a $2 billion portfolio of illiquid assets in the Lehman Brothers Bankruptcy Estate and subsequently advised several investment funds on value-maximization strategies for their respective portfolios. He currently serves as a director on a number of Safeguard portfolio companies as well as an independent director at publicly traded 8x8, Inc. Mr. Salzman earned a B.A. Honors from the University of Michigan and an MBA from Harvard University.

About Safeguard Scientifics
Historically, Safeguard Scientifics (NYSE:SFE) has provided capital and relevant expertise to fuel the growth of technology-driven businesses. Safeguard has a distinguished track record of fostering innovation and building market leaders that spans more than six decades. Currently, Safeguard is pursuing a focused strategy to value-maximize and monetize its ownership interests over a multiyear time frame to drive shareholder value. For more information, please visit www.safeguard.com.

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SAFEGUARD CONTACT:

Mark Herndon

Chief Financial Officer

(610) 975-4913

mherndon@safeguard.com

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